The Jones Financial Companies, L.L.L.P.
12555 Manchester Road, St. Louis, Missouri 63131

June 24, 2013

Bridge Builder Trust
c/o U.S. Bancorp Fund Services, LLC
P.O. Box 701
Milwaukee, WI 53201-0701

Ladies and Gentlemen:

We hereby agree to acquire 10,000 shares of beneficial interest (the “Shares”) of the Bridge Builder Bond Fund (the “Fund”), the sole series of Bridge Builder Trust (the “Trust”), at a purchase price $10.00 per share for a total of $100,000. We will purchase the Shares in a private offering prior to the effectiveness of the registration statement filed by the Trust on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the “1940 Act”). The Shares are being purchased pursuant to Section 14 of the 1940 Act to serve as the seed money for the Trust prior to the commencement of the public offering of its shares.

In connection with such purchase, we represent, warrant and agree that we, the purchaser, (a) intend to acquire the Shares for our own account as the sole beneficial owner thereof and not with the view to the distribution hereof, and (b) have no present intention of redeeming or reselling the Shares so acquired.

We consent to the filing of this Investment Letter as an exhibit to the registration statement of the Trust on Form N-1A.

Sincerely,

Name: Kevin D. Bastien
Title: Treasurer